Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-190918) of securities to be offered to employees in employee benefit plans of Qiwi plc of our report dated March 12, 2014, except for Notes 9 and 33 as to which the date is June 9, 2014, relating to the financial statements of QIWI plc included as Exhibit 99.1 to this Report on Form 6-K.

/s/ Ernst & Young LLC

Moscow, Russia

June 9, 2014